Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: MWW Group Rich Tauberman (rtauberman@mww.com) (201) 507-9500
38 Corporate Circle Albany, NY 12203 www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES
FOURTH QUARTER AND FISCAL YEAR 2004 RESULTS

- COMPANY PROVIDES GUIDANCE FOR 2005 -

Albany, NY, February 24, 2005 — Trans World Entertainment Corporation (NASDAQ: TWMC) today reported financial results for its fourth quarter and fiscal year 2004.  For the quarter, comparable store sales increased 1%. Total sales decreased 5% to $513.5 million.  During the quarter, the Company operated an average of 831 stores compared to 916 stores in the fourth quarter of last year.  Net income was $34.7 million, or $0.98 per share.  For the fourth quarter of 2003, the Company reported income before extraordinary gain of $34.8 million, or $0.93 per share.  Net income for the fourth quarter of 2003 was $36.9 million, or $0.99 per share, including an extraordinary gain of $2.1 million related to the Wherehouse acquisition completed in October 2003.

In the fourth quarter, gross profit as a percentage of sales was 34.8%, compared to 36.4% for the same period last year.  Selling, general and administrative expenses as a percentage of sales decreased to 22.0%, compared to 24.1% of sales last year.

“We are pleased with our results for the fourth quarter and for the year.  Despite a challenging retail environment, we recorded our eighth consecutive quarter of year-over-year earning per share gains, reflecting the strength of our FYE brand and our ability to translate our strategy and vision as a total entertainment destination,” commented Robert J. Higgins, Trans World’s Chairman and CEO.  “Our solid performance in DVD and video games, which grew 15% and 11% respectively during the quarter, on a comparable store basis, reflects our increasing concentration in these categories.  The music category was down during the quarter as several scheduled new releases were postponed until the first quarter of this year.”

Sales for fiscal year 2004 increased 3% to $1.365 billion.  Comparable store sales increased 1%.  Net income was $41.8 million, or $1.15 per share compared to $23.1 million, or $0.60 per share last year.  Net income for 2004 includes an income tax benefit of $10.5 million, or $0.29 per diluted share, the result of closing a federal income tax examination, and an extraordinary gain of $3.2 million, or $0.09 per share, related to the Wherehouse acquisition.  The aggregate effect of these items increased net income $13.7 million or $0.38 per diluted share.  Excluding the income tax benefit, income before extraordinary gain for fiscal 2004 was $28.1 million, or $0.77 per diluted share. For fiscal year 2003, the extraordinary gain related to the Wherehouse acquisition was $4.3 million or $0.11 per share.  Income before extraordinary gain for fiscal 2003 was $18.8 million, or $0.49 per diluted share.

Management expects earnings in the range of $0.85 to $0.90 per share for fiscal year 2005 on sales of $1.4 billion.  This range assumes a gain in comparable store sales of 1% to 3%, gross margin between 36.0% and 36.5% and selling, general and administrative expense between 29.5% and 30.0%.

“Our strong fourth quarter results support our outlook for 2005.  During 2005, we will further leverage our strong financial position and proven industry expertise to extend Trans World’s leadership position. Our strategy will focus on delivering to our customers the entertainment they want, where and when they want it, by maintaining an unmatched store portfolio and a superior on-line presence.  We are pleased with the initial rollout of the FYE Download Zone, our subscription-based digital music service, where consumers can access over a million songs for $14.95 per month and are looking forward to the launch of our next generation in store listening and viewing stations in the second half of this year, which will support digital downloading in our stores,” Mr. Higgins concluded.

Trans World Entertainment is a leading specialty retailer of music, video and video game products.  The Company operates over 800 retail stores in 47 states, the District of Columbia, the U.S. Virgin Islands, Puerto Rico and e-commerce sites, www.fye.com, www.coconuts.com, www.wherehouse.com and www.secondspin.com.  In addition to its mall locations, operated primarily under the FYE brand, the Company also operates freestanding locations under the names Coconuts Music and Movies, Strawberries Music, Wherehouse, CD World, Spec’s, Second Spin  and Planet Music.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses.  Actual results may differ materially from those indicated in such statements.  Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

— table to follow —

TRANS WORLD ENTERTAINMENT CORPORATION

Financial Results

INCOME STATEMENTS:

(in millions, except per share data)

	Thirteen Weeks Ended				Fiscal Year Ended
	January 29, 2005	% to Sales	January 31, 2004	% to Sales	January 29, 2005	% to Sales	January 31, 2004	% to Sales
Sales	$513.5		$542.0		$1,365.1		$1,330.6

Cost of sales	334.7	65.2%	344.5	63.6%	870.0	63.7%	842.7	63.3%
Gross profit	178.8	34.8%	197.5	36.4%	495.1	36.3%	487.9	36.7%

Selling, general and administrative expenses	113.1	22.0%	130.7	24.1%	415.7	30.5%	421.3	31.7%

Depreciation and amortization	9.6	1.9%	9.0	1.7%	34.5	2.5%	38.1	2.9%
Income from operations	56.1	10.9%	57.8	10.7%	44.9	3.4%	28.5	2.1%

Interest expense	0.1	0.0%	0.4	0.1%	1.4	0.1%	1.4	0.1%
Income before income taxes and extraordinary gain - unallocated goodwill	56.0	10.9%	57.4	10.6%	43.5	3.3%	27.1	2.0%

Income tax expense	21.3	4.1%	22.6	4.2%	4.9	0.4%	8.3	0.6%

Income before extraordinary gain - unallocated goodwill	$34.7	6.8%	$34.8	6.4%	$38.6	2.9%	$18.8	1.4%

Extraordinary gain - unallocated negative goodwill, net of income taxes of $2.0 million for fiscal 2004, $0.6 million for the thirteen weeks ended January 31, 2004, and $2.4 million for fiscal 2003	—	0.0%	2.1	0.4%	3.2	0.2%	4.3	0.3%

Net income	$34.7	6.8%	$36.9	6.8%	$41.8	3.1%	$23.1	1.7%

Basic earnings per common share:
Earnings per share before extraordinary gain - unallocated negative goodwill (net of income taxes)	$1.04		$0.96		$1.12		$0.50

Extraordinary gain - unallocated negative goodwill, net of income taxes of $2.0 million for fiscal 2004, $0.6 million for the thirteen weeks ended January 31, 2004, and $2.4 million for fiscal 2003	$—		$0.06		$0.09		$0.12

Basic earnings per common share	$1.04		$1.02		$1.21		$0.62

Weighted average number of common shares outstanding	33.2		36.2		34.5		37.4

Diluted earnings per common share:
Earnings per share before extraordinary gain - unallocated negative goodwill (net of income taxes)	$0.98		$0.93		$1.06		$0.49

Extraordinary gain - unallocated negative goodwill, net of income taxes of $2.0 million for fiscal 2004, $0.6 million for the thirteen weeks ended January 31, 2004, and $2.4 million for fiscal 2003	$—		$0.06		$0.09		$0.11

Diluted earnings per common share	$0.98		$0.99		$1.15		$0.60

Weighted average number of common shares outstanding	35.2		37.5		36.3		38.2

SELECTED BALANCE SHEET CAPTIONS:
(in millions, except store data)
Cash and cash equivalents					$229.8		$191.2
Merchandise inventory					431.2		424.8
Fixed assets (net)					130.2		125.7

Accounts payable					358.4		306.2
Long-term debt and capital lease obligations, less current portion					12.0		7.5

Stores in operation					810		881